PRESS RELEASE

For more information, contact:
Paul B. Toms Jr.
Chairman, Chief Executive Officer and President
Phone: (276) 632-2133, or
E. Larry Ryder, Executive Vice President & Chief Financial Officer
Phone: (276) 632-2133, or
Kim D. Shaver
Vice President, Marketing Communications
Phone: (336) 454-7088

Hooker Furniture Reports Profit for the 2009 Fiscal Year as Sales Decline

Martinsville, Va., April 2, 2009: Hooker Furniture (NASDAQ-GS: HOFT) today reported net sales of $261.2 million and net income of $6.9 million, or $0.62 per share, for the fifty-two week annual period ended February 1, 2009.

Net sales for 2009 decreased $55.6 million, or 17.6%, compared to $316.8 million for the fifty-three week 2008 annual period.  Net income for 2009 decreased $12.7 million, or 64.8%, compared to net income of $19.7 million, or $1.58 per share, for the 2008 annual period, principally as a result of lower net sales attributed to the economic recession and $4.9 million in pretax intangible asset impairment charges ($3.1 million after tax, or $0.28 per share) recorded in the 2009 fourth quarter.

“Hooker Furniture successfully navigated the economic crisis this year, delivered a modest profit, maintained a respectable operating margin and effectively managed our balance sheet,” said Paul B. Toms Jr., chairman, chief executive officer and president. “We have a strong cash and credit availability position, no unutilized assets and little debt. In response to lower demand, we reduced costs and shaped a leaner, more efficient organization. Our financial strength has enabled us to invest in the business, continue to launch new product lines and pursue strategic initiatives that position us for maximum growth and profitability in the long term.”

Net sales for the thirteen-week 2009 fourth quarter of $56.5 million declined $25.8 million, or 31.3% compared to net sales of $82.3 million recorded in the fourteen-week 2008 fourth quarter.  “The fourth quarter was especially difficult with steepening year-over-year declines in sales and orders. Those declines impacted capacity utilization and profitability at our domestic upholstery manufacturing facilities,” Toms said.

The Company reported a net loss for the 2009 quarterly period of $719,000, or $0.07 per share principally as a result of the non-cash impairment charges mentioned previously, compared with net income of $4.6 million or $0.39 per share in the same 2008 period.

Because the Company has adopted a fiscal year that ends on the Sunday closest to January 31st of each year, the 2008 annual and quarterly fiscal periods were one week longer than the comparable 2009 periods.  In addition to the impact of the economy and the shorter operating periods, net sales also declined in each of the fiscal 2009 periods due to lower shipments of discontinued domestically-produced wood furniture.  Based on operating days, net sales per day for the Company’s ongoing businesses did not decline as sharply as aggregate net sales in each comparative period.  Excluding discontinued domestically-produced wood furniture, net sales were $941,000 per day for the 2009 fourth quarter, a decline of 27.4%, compared to net sales of $1.3 million per day for the 2008 fourth quarter, and $1.0 million per day for the 2009 annual period, a decline of 15.1% from net sales of $1.2 million per day for the 2008 fiscal year.

“While our inability to stabilize sales and maintain historical profitability levels has been frustrating in the short-term, we remain confident in the ability of our business model to keep us competitive, well-positioned and profitable in the long-term, “Toms said.

Operating profitability decreased in the 2009 annual and quarterly periods both including and excluding the effect of restructuring, asset impairment charges and the December 2007 donation of two showrooms located in High Point, N.C. to a local university.  The following table reconciles operating income as a percentage of net sales (“operating margin”) to operating margin excluding these special items (“restructuring and special charges”) as a percentage of net sales for each period:

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks	Weeks	Weeks	Weeks
	Ended	Ended	Ended	Ended
	February 1,	February 3,	February 1,	February 3,
	2009	2008	2009	2008
Operating margin, including restructuring and special charges	(2.5)%	8.7%	4.0%	9.4%
Intangible asset impairment charges	8.7		1.9
Donation of two showrooms		1.3		0.3
Restructuring (credits) charges	(0.2)	(0.6)	(0.4)	0.1
Operating margin, excluding restructuring and special charges	6.0%	9.4%	5.5%	9.8%

“In spite of the steepening decline in volume and an operating loss in our domestic upholstery operation for the year, we were still able to improve our overall operating margin excluding restructuring and special charges in the 2009 fourth quarter compared to the operating margin we reported through the first nine months of 2009,” said Toms. “ We accomplished this primarily by maintaining gross margins for our imported wood business and by lowering operating costs through the reductions we’ve implemented since late summer 2008 at all of our businesses,” Toms said.

Excluding restructuring and special charges, the declines in profitability for the 2009 quarterly and annual periods compared to the 2008 periods were due principally to:

•	Lower gross profit margin on the Company’s products due to:
o	underutilized capacity as a result of lower sales rates and its effect on overhead absorption principally for domestically produced upholstered furniture,
o
the rising cost of imported wood products and higher raw material costs for upholstered products,  although these cost increases were partially mitigated by a mid-year price increase to the Company’s customers,

o	substantial discounting on the sale of remaining domestically-produced wood furniture, and
o
increased warehousing and distribution expenses to operate three new distribution centers, one located in California, and two in China. The California facility opened in January 2008 and the two China facilities opened in May and November of 2008. All three of the facilities are owned and operated by third parties.

•
Higher selling and administrative expenses as a percentage of net sales through the effect of lower net sales.  However, these expenses declined year-over-year by $4.1 million, or 28.2% during the 2009 fourth quarter and by $5.8 million, or 11.1% during the 2009 annual period due to:

o	lower selling expenses on lower sales,
o
lower compensation, benefits and other expenses principally as a result of workforce reductions at the Company’s wood and upholstery operations during the second half of the year and actions taken throughout the year to curtail spending, and

o	lower charitable contributions. Contributions were higher in the 2008 quarterly and annual periods principally as a result of the December 2007 donation of two showrooms valued at $1.1 million.

These declines were partially offset by higher bad debt expense recorded in the 2009 periods.

(Note that in the consolidated financial statements contained in this release warehousing, distribution and certain supply chain and operations management expenses for periods prior to 2009 have been reclassified from selling and administrative expenses to cost of goods sold in order to conform to the 2009 method of presentation.)

Commenting on the 2009 fourth quarter intangible asset impairment charges, E. Larry Ryder, executive vice president and chief financial officer said, “Our profitability for the fiscal 2009 quarterly and annual periods was significantly impacted by these charges.  The decline in our share price, which mirrored the declines experienced by other companies in our industry and the overall stock market resulted in a decline in our market capitalization below book value.  In completing our annual asset impairment testing, that decline resulted in the total write off of the $3.8 million in goodwill related to the acquisitions of Bradington-Young and the Opus Designs youth bedroom line.  Additionally, we wrote down the value of our Bradington-Young trademark by $1.1 million.”

During the 2009 fourth quarter the Company recorded a restructuring credit of $132,000 ($82,000 after tax, or $0.01 per share) compared to a net restructuring credit of $454,000 ($279,000 after tax, or $0.02 per share) in the 2008 quarterly period.  Additionally, for fiscal year 2009 the Company also recorded a restructuring credit of $951,000 ($592,000 after tax, or $0.05 per share) compared to a restructuring charge of $309,000 ($190,000 after tax, or $0.02 per share) for fiscal 2008.

Cash, Inventory and Debt Levels

Cash and cash equivalents declined by $21.3 million to $11.8 million as of February 1, 2009 from $33.1 million on February 3, 2008.  The Company repurchased approximately 800,000 shares of its common stock during 2009 for $14.1 million under authorizations approved by its Board of Directors.  Repurchases under those authorizations were completed early in the 2009 third quarter.

For the year, inventories increased to $60.2 million as of February 1, 2009 compared to $50.6 million one year ago.  Also, inventory levels increased during the 2009 fourth quarter by $4.2 million as a result of the steepening decline in orders and sales experienced during the period and the receipt of inventory for new products introduced at the October 2008 furniture market.  “Forecasting demand continues to be a challenge in this economic environment,” Toms said.  “Additionally, we intentionally scheduled production on new introductions from last October’s furniture market ahead of the Chinese New Year holiday.  We continue to modify our inventory plan in reaction to the steepening decline in demand, and expect to bring inventory levels down over the next two to three months,” he added.

Long-term debt of $5.2 million declined during the year by $2.7 million as a result of scheduled repayments.  “Our debt to total capitalization ratio stands at 3.9% as of year-end,” said Ryder.  “Having a low level of debt in this tough economic environment enhances our financial flexibility and results in a relatively low interest burden during times when operating profits are under pressure,” he added.

Business Outlook

“As the economy has worsened over the past several months, we’ve experienced a steepening decline in year over year incoming order rates and believe we’re in for another quarter or two of challenging conditions,” Toms said. “However, we believe the economy may have hit the trough and are encouraged by a pickup in housing activity over the last two months and steady gains in the stock market over the last few weeks.  We expect to see a slight increase in consumer confidence by the third or fourth quarter, if home values stabilize and the stock market continues to rebound from its low point earlier this year. This would be good news for furniture and other large-ticket consumer durable purchases.”

Toms continued, “We are approaching our forecast and inventory planning with expectations for a marginal improvement in business this fall, and will time orders of our strongest introductions from the upcoming April 2009 High Point Market for late summer delivery.  We are excited about the new products and merchandising programs we will be introducing at the upcoming market and are optimistic that our dealers will see these product line expansions as opportunities to stimulate business and engage consumers.  We believe our financial strength has become a key differentiator that is increasingly important to our customers and suppliers, who want to be aligned with partners who can survive the current downturn, continue to invest for the future and help them emerge successfully.”

Conference Call Details

Hooker Furniture will present its fiscal 2009 fourth quarter and annual earnings via teleconference and live internet web cast on Wednesday morning April 15th,  2009 at 9:00 AM Eastern Time.  The dial-in number for domestic callers is 877-545-1409, and 719-325-4908 is the number for international callers.  The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2007 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year old residential wood, metal and upholstered furniture resource.  Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand.  Hooker’s residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization.  Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company’s (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company’s ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products.  Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 1,	February 3,	February 1,	February 3,
	2009	2008	2009	2008

Net sales	$56,511	$82,298	$261,162	$316,801

Cost of sales (a)	42,767	61,145	200,878	235,057

Gross profit	13,744	21,153	60,284	81,744

Selling and administrative expenses (a)	10,400	14,477	45,980	51,738

Intangible asset impairment charges (b)	4,914		4,914

Restructuring and asset impairment (credits) charges (c)	(132)	(454)	(951)	309

Operating (loss) income	(1,438)	7,130	10,341	29,697

Other (expense) income, net	(68)	322	323	1,472

(Loss) income before income taxes	(1,506)	7,452	10,664	31,169

Income tax (benefit) expense	(787)	2,852	3,754	11,514

Net (loss) income	$(719)	$4,600	$6,910	$19,655

(Loss) earnings per share:
Basic and diluted	$(0.07)	$0.39	$0.62	$1.58

Weighted average shares outstanding:
Basic	10,749	11,789	11,060	12,442
Diluted	10,756	11,794	11,066	12,446

Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40

(a)
Warehousing, distribution and certain supply chain and operations management expenses for periods prior to 2009 have been reclassified from selling and administrative expenses to cost of goods sold to conform to the 2009 method of presentation.  Amounts reclassified in each period presented were $4.0 million for the 2009 fourth quarter, $4.4 million for the 2008 fourth quarter, $16.8 million for the 2009 annual period and $15.5 for the 2008 annual period.

(b)
During the 2009 fourth quarter, in connection with its annual asset impairment testing, the Company wrote off the $3.8 million in goodwill related to its acquisitions of Bradington-Young and Opus Designs Youth Bedroom.  In addition, the Company recorded a $1.1 million impairment charge to write down the value of its Bradington-Young trade name.

(c)
In connection with its exit from the domestic production of wood furniture, the Company has recorded restructuring (credits) charges, principally for severance and asset impairment in connection with its closure of facilities:

(1)
During the fiscal 2009 fourth quarter, the Company recorded  a restructuring credit of $132,000 ($82,000 after tax, or $0.01 per share)  for previously accrued health care benefits for the Martinsville, Va. and Roanoke, Va. facilities which are not expected to be paid.

(2)
During the fiscal 2008 fourth quarter, the Company recorded a restructuring credit of  $454,000  ($279,000 after tax, or $0.02 per share) principally for previously accrued health care benefits for terminated employees at the former Martinsville, Va., Roanoke, Va. and Pleasant Garden, N.C. facilities that are not expected to be paid ($315,000) and the reversal of previously accrued asset impairment charges for the Martinsville, Va. facility ($238,000); net of exit costs related to the sale of the Martinsville, Va. facility in December 2007 ($99,000).

(3)
During  fiscal 2009, the Company recorded restructuring credits of $951,000 ($592,000 after tax, or $0.05 per share) for previously accrued health care benefits for the Martinsville, Va. and Roanoke, Va. facilities which are not expected to be paid.

(4)
During  fiscal 2008, the Company recorded $309,000 ($190,000 after tax, or $0.02 per share) in aggregate restructuring and asset impairment charges, net, principally related to additional asset impairment, disassembly and exit costs associated with the closing of the Martinsville, Va. domestic wood manufacturing facility in March 2007 ($553,000),  net of a restructuring credit principally for previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C., Martinsville, Va. and Roanoke, Va. facilities that are not expected to be paid ($244,000).

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	February 1,	February 3,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$11,804	$33,076
Trade accounts receivable, less allowance for doubtful
accounts of $2,207 and $1,750 on each date	30,261	38,229
Inventories	60,248	50,560
Prepaid expenses and other current assets	4,736	3,552
Total current assets	107,049	125,417
Property, plant and equipment, net	24,596	25,353
Goodwill		3,774
Intangible assets	4,805	5,892
Cash surrender value of life insurance policies	13,513	12,173
Other assets	3,504	2,623
Total assets	$153,467	$175,232

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$8,392	$13,025
Accrued salaries, wages and benefits	2,218	3,838
Other accrued expenses	2,279	3,553
Current maturities of long-term debt	2,899	2,694
Total current liabilities	15,788	23,110
Long-term debt, excluding current maturities	2,319	5,218
Deferred compensation	5,606	5,369
Other long-term liabilities	44	709
Total liabilities	23,757	34,406

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
10,772 and 11,561 shares issued and outstanding on each date	16,995	18,182
Retained earnings	112,450	122,835
Accumulated other comprehensive loss	265	(191)
Total shareholders’ equity	129,710	140,826
Total liabilities and shareholders’ equity	$153,467	$175,232

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended
	February 1,	February 3,
	2009	2008
Cash flows from operating activities
Cash received from customers	$269,483	$321,189
Cash paid to suppliers and employees	(260,029)	(266,009)
Income taxes paid, net	(7,219)	(12,717)
Interest received (paid), net	167	1,195
Net cash provided by operating activities	2,402	43,658

Cash flows from investing activities
Acquisitions, net of cash acquired	(181)	(15,826)
Purchase of property, plant and equipment	(2,271)	(1,942)
Proceeds from the sale of property and equipment	28	3,668
Net cash used in investing activities	(2,424)	(14,100)

Cash flows from financing activities
Purchases and retirement of common stock	(14,097)	(36,028)
Cash dividends paid	(4,459)	(5,036)
Payments on long-term debt	(2,694)	(2,503)
Net cash used in financing activities	(21,250)	(43,567)

Net decrease in cash and cash equivalents	(21,272)	(14,009)
Cash and cash equivalents at beginning of year	33,076	47,085
Cash and cash equivalents at end of year	$11,804	$33,076

Reconciliation of net income to net cash provided
by operating activities
Net income	$6,910	$19,655
Depreciation and amortization	2,912	3,352
Restricted stock compensation cost	74	47
Impairment of intangibles	4,914
Restructuring and asset impairment (credits) charges	(951)	309
Loss (gain) on disposal of property	154	(100)
Donation of showroom facilities		1,082
Provision for doubtful accounts	2,245	1,313
Deferred income tax (benefit) expense	(2,005)	2,624
Changes in assets and liabilities, net of effect from acquisitions:
Trade accounts receivable	5,767	2,972
Inventories	(9,629)	18,757
Prepaid expenses and other assets	(1,963)	(1,141)
Trade accounts payable	(4,633)	2,063
Accrued salaries, wages and benefits	(669)	(3,256)
Accrued income taxes	(1,274)	(3,826)
Other accrued expenses	79	(1,198)
Other long-term liabilities	471	1,005
Net cash provided by operating activities	$2,402	$43,658